Exhibit 32.1

Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

The undersigned, as Chief Executive Officer of Transcend Services, Inc., certifies that to the undersigned’s knowledge, the Form 10-K for the year ended December 31, 2008, as amended by the Form 10-K/A which accompanies this certification fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in the annual report fairly presents, in all material respects, the financial condition and results of operations of Transcend Services, Inc. at the dates and for the periods indicated. The foregoing certification is made solely for purposes of Title 18, Chapter 63, Section 1350 of the United States Code.

/S/ LARRY G. GERDES
Larry G. Gerdes Chief Executive Officer (Principal Executive Officer)

Date: November 5, 2009